EXHIBIT 99.1

Spirit Airlines Reports April 2013 Traffic

Miramar, Florida (May 13, 2013) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for April 2013.
Traffic (revenue passenger miles) in April 2013 increased 13.0 percent versus April 2012 on a capacity (available seat miles) increase of 16.3 percent. Load factor for April 2013 was 81.6 percent, a decrease of 2.4 points as compared to April 2012. Spirit's preliminary completion factor for April 2013 was 99.1 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended April 30, 2013 and 2012.

	April 2013	April 2012	Change
Revenue passenger miles (RPMs) (000)	898,709	795,177	13.0%
Available seat miles (ASMs) (000)	1,100,777	946,439	16.3%
Load Factor	81.6%	84.0%	(2.4) pts
Passenger flight segments	967,550	847,031	14.2%
Average stage length (miles)	934	920	1.5%
Total departures	7,356	6,480	13.5%

	YTD 2013	YTD 2012	Change
Revenue passenger miles (RPMs) (000)	3,560,200	2,989,527	19.1%
Available seat miles (ASMs) (000)	4,227,990	3,535,453	19.6%
Load Factor	84.2%	84.6%	(0.4) pts
Passenger flight segments	3,735,420	3,196,321	16.9%
Average stage length (miles)	939	914	2.7%
Total departures	28,117	24,475	14.9%

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs.  Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers.  Spirit's all-Airbus fleet operates approximately 250 daily flights to over 50 destinations in the U.S., Latin America and Caribbean.  Visit Spirit at www.spirit.com.

###

Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contact:
Misty Pinson
Director, Corporate Communications
mediarelations@spirit.com
954-628-4827

2